UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.

1-1822	Spire Missouri Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 3, 2018, Spire Missouri Inc. (“Spire”), as Borrower, entered into a new loan agreement (“Loan Agreement”) with U.S. Bank National Association, as Administrative Agent, and Regions Bank, as Documentation Agent. Spire and its affiliates have or may have customary banking relationships with one or more of the banks under the Loan Agreement for the provision of a variety of financial services, including commercial paper dealer, pension fund trustee, cash management, investment banking, and lockbox services, none of which are material individually or in the aggregate with respect to any individual party.
The Loan Agreement provides for a term loan of $100 million, which was fully funded on December 3, 2018, and which matures on December 1, 2021, subject to optional prepayment by Spire. Borrowings under the Loan Agreement bear interest at a rate determined by reference to the LIBOR Rate or the Base Rate (both terms as defined in the Loan Agreement), at Spire's option, plus a margin based on the Borrower’s senior debt rating, as determined by Standard & Poor’s Rating Services or Moody’s Investors Services, Inc.
The Loan Agreement contains customary affirmative and negative covenants, including, among other things, limitations on liens, acquisitions, investments, transactions with affiliates, changes in nature of business, sales of property and use of loan proceeds. The Loan Agreement also contains a financial covenant limiting Spire's consolidated debt to 70% of its consolidated capitalization at the end of each fiscal quarter. The calculation is more specifically described in the Loan Agreement. The Loan Agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to certain other agreements, and the entry of certain judgments that are not timely appealed or satisfied. If an event of default occurs under the Loan Agreement, the Administrative Agent may, with the consent of the required banks, or shall, upon the request of the required banks, (i) terminate the banks’ commitments under the Loan Agreement, (ii) declare any outstanding loans under the Loan Agreement to be immediately due and payable, and (iii) exercise all other rights and remedies available under the transaction documents or applicable law.
Spire expects to use amounts borrowed under the Loan Agreement for working capital and general corporate purposes.
The foregoing summary of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed as part of this report:

10.1
Loan Agreement, dated as of December 3, 2018, by and among Spire Missouri Inc., as the Borrower, the lenders from time to time party thereto as Banks, U.S. Bank National Association, as the Administrative Agent, and Regions Bank, as Documentation Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Spire Missouri Inc.

Date: December 7, 2018	By:	/s/ Steven P. Rasche
Steven P. Rasche, Chief Financial Officer